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                                                                     Exhibit 5.1



                                  April 15, 1997



CYTOCLONAL PHARMACEUTICS INC.
9000 Harry Hines Blvd.
Suite 330
Dallas, Texas 75235

                  Re: Cytoclonal Pharmaceutics Inc. Registration Statement on Form S-3

Dear Sirs:

                  We are counsel to Cytoclonal Pharmaceutics Inc., a Delaware corporation (the "Company"), and our opinion has been requested concerning the Company's registration statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission therein registering 150,000 shares of common stock, $.01 par value per share (the "Shares"), of the Company.

                  We have examined and are familiar with originals, or copies certified or otherwise identified to our satisfaction, of such corporate records of the Company, certificates of officers of the Company and of public officials and such other documents as we have deemed appropriate as a basis for the opinions expressed below.

                  Based upon the foregoing, we are of the opinion that the Shares are legally issued, fully paid and non-assessable.

                  We hereby consent to the use of this opinion in the Registration Statement and to the reference to our name under the heading "Legal Opinions" in the Prospectus constituting a part of the Registration Statement.

                                    Very truly yours,

                                    /s/ Morrison Cohen Singer & Weinstein, LLP
                                    ------------------------------------------
                                    Morrison Cohen Singer & Weinstein, LLP